Exhibit 99.1

VIASPACE Receives First International Order for Hydrogen Fuel Cell Humidity Sensor

PASADENA, Calif., May 7, 2007 – VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a company commercializing proven technologies from NASA and the US Department of Defense into hardware and software solutions, announced that it has received its first international order for its VIASENSOR HS-1000 Humidity Sensor from Scitech Korea Inc., based in Seoul, Korea.

Demonstrations of the product at the Fuel Cell Expo in Japan in February 2007 received highly favorable feedback throughout Asia, and the company has received multiple queries for applications where the real-time water vapor measurement capability is important. The VIASENSOR HS-1000 is a leading edge test device that quickly and accurately determines the level of relative humidity or water vapor flowing in a gas stream, which is vital to the proper function and efficiency of hydrogen fuel cells.

The HS-1000 uses proprietary technology to enable continuous, real-time, non-invasive and reliable measurement of the temperature, pressure and moisture content of hydrogen and air feeds for polymer electrolyte membrane fuel cells (PEMFCs). The VIASENSOR takes data measurements every five seconds, provides automatic data collection software and interfaces to any PC. The device is built to withstand the high temperature and high humidity fuel cell environment, is small in size, quick to deploy and does not require specialized installation.

Dr. Carl Kukkonen, CEO of VIASPACE, commented: “With the initial order from Asia for the VIASENSOR HS-1000, VIASPACE has shown this to be a breakthrough product that meets a critical need for hydrogen fuel cell design and performance measurement on a global basis. We are delighted with the order from Scitech Korea Inc. VIASPACE is pursuing expanding opportunities, both internationally and domestically, to serve potential customers in the automotive, test instrumentation and fuel cell markets.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.